Exhibit 23.4

S.B. HOOVER & COMPANY, L.L.P. Certified Public Accountants 124 Newman Avenue • Harrisonburg, Virgina 22801-4004 • (540)434-6736 • FAX (540)434-3097
To the Shareholders and Board of Directors
TransCommunity Financial Corporation
We consent to the use in the Proxy Statement/Prospectus that is part of Amendment No. 1 to Registration Statement No. 333-149384 on Form S-4, of our report dated March 20, 2005 (except for reclassification of discontinued operations, as to which date is April 12, 2007), relating to the consolidated statement of operations, stockholders’ equity, and cash flows for the year ended as of December 31, 2004. We also consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ S. B. Hoover & Company, L.L.P.
Harrisonburg, VA
March 11, 2008